UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2015

EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
Two North Riverside Plaza, Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 279-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement material pursuant to Rule 14a14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement material pursuant to Rule 13e-4(c) under the Exchange Act (17 CFE 240.13e-4(c))

Item 3.03     Material Modification to Rights of Securities Holders.

The information set forth under Item 5.03 below is incorporated by reference into this Item 3.03.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

2015 Executive Bonus Plan:

On February 13, 2015, the Compensation, Nominating and Corporate Governance Committee (the “Compensation Committee”) of the Board of Directors of Equity LifeStyle Properties, Inc. (referred to herein as “we,” “us,” and “our”) approved the 2015 Executive Bonus Plan (the “Plan”). Under the Plan, the annual bonus potential was established based on our achieving certain performance targets.

The total bonus potential under the Plan for each eligible executive follows:

Name	Title	Bonus Potential
Marguerite Nader	President and Chief Executive Officer	200% of annual salary
Paul Seavey	Executive Vice President, Chief Financial Officer and Treasurer	150% of annual salary
Roger Maynard	Executive Vice President - Asset Management	150% of annual salary
Patrick Waite	Executive Vice President and Chief Operating Officer	150% of annual salary

Under the Plan, payment of 75% of the bonus potential is contingent upon our achieving certain operational targets, including goals related to core community base rental income, core resort base rental income, membership dues revenues, core net operating income, and working capital. The Compensation Committee will have discretion at the end of 2015 to determine an appropriate award based on an evaluation of each of the target areas. Payment of the remaining 25% of the bonus potential is based on an assessment of discretionary objectives for the executive officer team, as a whole. In addition, if we exceed by specified amounts certain operational targets relating to core community base rental income and core resort base rental income, the total bonus potential may be increased by up to an additional $140,700, which would be shared pro-rata by the eligible executive.

Bonus payments will be made in cash and will be paid subsequent to the year ended December 31, 2015 after finalization of our results of operations and upon review and approval by the Compensation Committee.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In December 2014, we redeemed all of the issued and outstanding shares of 6% Series D Cumulative Non-Qualified Preferred Stock, $.01 par value per share (the “Series D Preferred Stock”). Pursuant to Section 5(g) of the Articles Supplementary for the Series D Preferred Stock, upon redemption of all of the issued and outstanding shares of Series D Preferred Stock, such shares have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more classified and designated as part of a particular series by our Board of Directors.

In December 2014, we redeemed all of the issued and outstanding shares of 18.75% Series E Cumulative Non-Voting Preferred Stock, $.01 par value per share (the “Series E Preferred Stock”). Pursuant to Section 5(f) of the Articles Supplementary for the Series E Preferred Stock, upon redemption of all of the issued and outstanding shares of Series E Preferred Stock, such shares have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more classified and designated as part of a particular series by our Board of Directors.

On February 12, 2015, articles supplementary reclassifying 179,639 authorized but unissued shares of Series D Preferred Stock as shares of preferred stock without designation as to class or series, and confirming that 125 shares of Series D Preferred Stock and 250 shares of Series E Preferred Stock are now shares of preferred stock without designation as to class or series were accepted for filing in the state of Maryland. The articles supplementary were effective on February 12, 2015.

The foregoing description of the articles supplementary reclassifying shares of authorized but unissued preferred stock is qualified in its entirety by reference to the text of the articles supplementary, which is attached hereto as Exhibit 3.1 and which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits
3.1     Articles Supplementary reclassifying shares of authorized but unissued preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.
EQUITY LIFESTYLE PROPERTIES, INC.

By:/s/ Paul Seavey
Paul Seavey
Executive Vice President, Chief Financial Officer and Treasurer

Date: February 18, 2015